Via Facsimile and U.S. Mail
Mail Stop 6010


June 30, 2005


Mr. Joel Kimbrough
Senior Vice President, Chief Financial Officer and Treasurer
Accredo Health Inc.
1640 Century Center Parkway, Suite 101
Memphis, TN 38134

Re:	Accredo Health Inc.
	Form 10-K for the Fiscal Year Ended June 30, 2004
	Filed September 13, 2004
	File No. 000-25769

Dear Mr. Kimbrough:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								Jim Atkinson
      Accounting Branch Chief